Exhibit 99.1

EFiled: Feb 27 2023 07:35PM EST Transaction ID 69230790 Case No. 2023-0250-

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

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In re NUBURU, INC.	)	C.A. No. 2023-____-

VERIFIED PETITION FOR RELIEF PURSUANT TO 8 DEL. C. § 205

Petitioner Nuburu, Inc. (the “Company”), by and through its undersigned counsel, petitions the Court pursuant to 8 Del. C. § 205 as follows:

NATURE OF THE ACTION

1. The Company respectfully requests that the Court validate the filing and effectiveness of its Amended and Restated Certificate of Incorporation dated January 31, 2023 (the “Charter,” attached as Exhibit A) and the issuance of shares of common stock and preferred stock, which were issued in reliance on the effectiveness of the Charter, because the validity of these acts has been called into question by this Court’s recent decision in Garfield v. Boxed, Inc., 2022 WL 17959766 (Del. Ch. Dec. 27, 2022).

2. The Company is a Delaware corporation that began its life as a special purpose acquisition company (“SPAC”) called Tailwind Acquisition Corp. (“Tailwind”). At a special meeting of the Company’s stockholders held on December 27, 2022 (the “Special Meeting”), the stockholders voted on a series of proposals in connection with a de-SPAC transaction (the “Transaction”), pursuant to which Compass Merger Sub, Inc. (“Compass”), a wholly-owned subsidiary of Tailwind, would merge with and into a corporation then known as Nuburu, Inc. (“Legacy Nuburu”), which in turn would survive as a wholly-owned subsidiary of Tailwind, with Tailwind changing its name to Nuburu, Inc.

3. Among other things, the Transaction required adopting the Charter and provided for each share of Nuburu preferred stock, including Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, and Series C Preferred Stock, to be canceled and converted into the right to receive shares of Company common stock according to a formula.

4. At the Special Meeting, the Company’s stockholders voted to, among other things, (a) approve the Transaction, and (b) approve the adoption of the Charter (the “Charter Amendment”), which amended certain provisions of the Company’s then-effective Amended and Restated Certificate of Incorporation dated September 1, 2020 (the “Old Charter,” attached as Exhibit B).1 Each was approved by the affirmative vote of holders of a majority of the outstanding shares of the Company’s Class A common stock and Class B common stock entitled to vote thereon, voting as a single class (the “Voting Standard”). The latter vote also required, and was approved by, the affirmative vote of the holders of a majority of the shares of Class B common stock, voting separately.

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The Old Charter was amended in part on September 9, 2022, to extend the Company’s deadline to consummate a business combination from 24 to 28 months, and to authorize the board of directors to further extend the deadline by two months subject to certain requirements set forth in the amendment. The September 9, 2022 amendments are included in Exhibit B. See infra ¶ 14.

5. Following the stockholder vote, the Transaction closed and the Company, its stockholders, its business partners and various third parties moved forward based on its universally-understood validity. However, the Court’s decision in Boxed calls into question the validity of the Charter.

6. Like the Company here, the defendant company in Boxed sought stockholder approval to amend its charter in connection with a de-SPAC transaction, and sought approval of its common stockholders voting as a single class, similar to the Voting Standard. The Boxed plaintiff made a demand on defendant Boxed, Inc. (“Boxed”), contending that under Section 242(b) of the DGCL, Boxed’s Class A and Class B common stockholders were required to approve the proposed amendment voting as separate classes. After Boxed acceded to the demand and altered the approval standard for the proposed amendment, the plaintiff moved for an award of a mootness fee. The parties joined issue on whether the plaintiff’s demand had been meritorious—that is, whether a separate class vote was required—or whether the Class A Common Stock and Class B Common Stock were instead series within a single class of stock. The Court held for the plaintiff, concluding that a separate class vote was required because (i) Boxed’s charter used the word “class,” rather than “series,” to describe the Class A shares; (ii) Boxed’s charter authorized three classes of stock (Class A, Class B, and Preferred), fixing the number of shares and par value of each, as permitted by Section 102(a)(4) of the DGCL; and (iii) the charter allowed the board to provide for series of preferred stock by resolution but did not include any board authority to similarly fix series of common stock.

7. As has proven the case for numerous Delaware corporations in recent weeks, the Company is now faced with pervasive uncertainty and the risk of substantial harm given the potential implications flowing from the Boxed decision. Accordingly, the Company seeks to assuage that uncertainty and alleviate any risk of harm to itself and its stockholders by seeking to validate the Charter and the issuance of shares of common stock and preferred stock, which were issued in reliance on the validity and effectiveness of the Charter.

FACTUAL ALLEGATIONS

A. Background of the Company

8. The Company was incorporated in Delaware on May 29, 2020 as a SPAC under the name Tailwind Acquisition Corp. Its Certificate of Incorporation was amended on September 1, 2020. The Old Charter was in effect at the time of the Special Meeting. The Company’s IPO occurred on September 9, 2020.

9. Pursuant to Section 4.1 of the Old Charter, “[t]he total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 551,000,000 shares, consisting of (a) 550,000,000 shares of common stock, including (i) 500,000,000 shares of Class A Common Stock, and (ii) 50,000,000 shares of Class B Common Stock, and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share.” Ex. B Art. IV § 4.1 (internal definitions omitted).

10. The Old Charter provides in Section 4.3(a)(iii), under the headings “Common Stock” and “Voting,” that “[e]xcept as otherwise required..., at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of the Class B Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.” Id. at 4.3(a)(iii) (emphasis added).

11. On August 8, 2022, the Company filed a Form 8-K with the United States Securities and Exchange Commission (the “SEC”) announcing its entry into a Business Combination Agreement, dated as of August 5, 2022, with Compass and Legacy Nuburu (the “Business Combination Agreement”). The Transaction was consummated pursuant to the Business Combination Agreement.

12. Legacy Nuburu is a Delaware corporation that is a leading innovator in high power and high brightness industrial blue laser technology addressing a broad range of high value applications, including additive manufacturing for most metals and welding for batteries and consumer electronics. Legacy Nuburu changed its name to Nuburu Subsidiary, Inc. in connection with the Transaction.

13. On August 5, 2022, concurrently with execution of the Business Combination Agreement, the Company and Lincoln Park Capital Fund, LLC (“Lincoln Park”) entered into a Purchase Agreement (the “Lincoln Park Purchase Agreement”) to establish a committed funding agreement. Pursuant to the Lincoln Park Purchase Agreement, the Company: (a) was obligated to issue 200,000 shares of common stock to Lincoln Park at the closing of the Transaction; (b) is obligated to issue additional shares of common stock to Lincoln Park no later than March 2, 2023; and (c) has the right, but not the obligation, to direct Lincoln Park to purchase certain amounts of Company common stock up to an aggregate of $100 million after consummation of the Transaction from time to time over a 48-month period. The Company’s foregoing right was, and is, subject to the satisfaction of certain conditions, including the closing of the Transaction and the SEC’s declaring effective the registration statement covering the resale of shares of Company stock issued to Lincoln Park. On August 5, 2022, the Company also entered into a Registration Rights Agreement with Lincoln Park, providing for the registration of the shares of the Company’s common stock issuable in respect of the Lincoln Park Purchase Agreement.

14. On September 9, 2022, following a stockholder vote, the Old Charter was amended to extend the date by which the Company was required to consummate a business combination.

B. The Proxy and the Proposals For Stockholder Approval

15. On December 12, 2022, the Company filed with the SEC a proxy statement and prospectus on Form 424B3 providing various materials and information to stockholders in connection with the Special Meeting (the “Proxy”, excerpts attached as Exhibit C). The Proxy identified seven proposals to be voted on at the Special Meeting:

(a)	to approve the Transaction (Proposal 1, the “Business Combination Proposal”);

(b)	to approve adoption of the Charter, a copy of which was attached to the Proxy (Proposal 2, the “Charter Amendment Proposal”);

(c)	to approve, on a non-binding, advisory basis, specific amendments set forth in the Charter Amendment Proposal consistent with SEC guidance (Proposal 3A-E, the “Advisory Proposal”);

(d)	appointment of the board of directors following closing of the Transaction (Proposal 4);

(e)	issuance of shares of common stock following effectiveness of the Transaction for purposes of complying with the NYSE American listing rules (Proposal 5);

(f)	adoption of the Nuburu, Inc. 2022 Equity Incentive Plan (Proposal 6); and

(g)	adoption of the Nuburu, Inc. 2022 Employee Stock Purchase Plan (Proposal 7).

16. Proposals 3-7 would be put to a vote only in the event stockholders approved the Business Combination Proposal and the Charter Amendment Proposal.

17. As pertinent here, the amendments contemplated by the Charter Amendment Proposal include, among others:

(a)	changing the Company’s name;

(b)	removing provisions applicable to the Company’s status as a blank check company;

(c)

decreasing the number of authorized shares from 551,000,000 (comprised of 500,000,000 shares of Class A common stock, 50,000,000 shares of Class B common stock, and 1,000,000 shares of preferred stock) to 300,000,000 (comprised of 250,000,000 shares of common stock and 50,000,000 shares of preferred stock);

(d)	eliminating the classification of Tailwind’s Class B common stock;

(e)	changing the required vote necessary to authorize the issuance of shares of common stock or preferred stock;

(f)	eliminating provisions regarding the corporate opportunity doctrine; and

(g)

requiring the affirmative vote of two-thirds of the total voting power of all then-outstanding shares of stock to amend or repeal certain provisions of the Charter, including, among others, provisions regarding issuance of additional shares of preferred stock, the classification and terms of the board of directors, and restrictions on the ability of stockholders to take action by written consent rather than at a duly-called stockholder meeting.

See Proxy at 210-11.

18. In providing reasons for the various amendments made in the Charter Amendment Proposal, the Company explained that the changes to its capital stock structure were based on the “board[’s] determin[ation] that there was no longer a need to continue with two (2) series of common stock....” Proxy at 210.

19. The Proxy also disclosed the voting requirements necessary for approval of each of the seven proposals. Each was subject to the Voting Standard, i.e., “a majority of the votes cast by holders of [the Company’s] Common Stock, voting together as a single class....” Id. at xxi-xxii. Additionally, the Charter Amendment Proposal and the Advisory Proposal required approval by a majority of outstanding shares of Class B common stock, voting as a separate class. Id.2

C. The Special Meeting and Stockholder Vote

20. The Special Meeting took place on December 27, 2022.

21. As of the November 25, 2022 record date, the Company had outstanding approximately 11,588,234 shares of common stock, comprised of 3,232,841 shares of Class A common stock and 8,355,393 shares of Class B common stock. A total of 9,553,174 shares of common stock were present at the Special Meeting in person or by proxy, representing 82.44% of the Company’s then-outstanding common stock entitled to vote and therefore constituting a quorum under the Old Charter as the Company and its stockholders understood it at the time. See Nuburu, Inc. Form 8-K, Dec. 27, 2022 (the “December 27 8-K”, attached as Exhibit D).

22. All seven proposals put to a vote were approved pursuant to the voting requirements applied to each respective proposal as disclosed in the Proxy.

[2]	This approval was required by Section 4.3(b)(iii) of the Old Charter.

23. Specifically, the Business Combination Proposal received 9,402,913 votes of common stock in favor and 150,170 votes against, with 91 abstentions. Thus, approximately 81% of the outstanding shares of common stock were voted in favor of the Business Combination Proposal.

24. The Charter Amendment Proposal received 9,403,004 votes of common stock in favor and 150,570 votes against, with 0 abstentions. Thus, approximately 81% of the outstanding shares of common stock were voted in favor of the Charter Amendment Proposal.

25. Tailwind Sponsor LLC, the holder of 100% of the outstanding Class B common stock, was required by the Sponsor Support Agreement, entered into with the Company, to vote in favor of the proposals. Accordingly, each of the Business Combination and the Charter Amendment Proposals was approved by approximately 32% of Class A shares entitled to vote, while approximately 4.6% of Class A shares voted against the proposals.

26. Each of the remaining proposals was approved with similar votes for and against, including with respect to Class A common stock specifically.

D. Developments Subsequent to the Special Meeting

27. Because a majority of the common shares entitled to vote approved the Charter Amendment Proposal, the Company and its board of directors believed that the requisite vote had been obtained and that the Charter had been approved, and therefore treated it as valid. Immediately following the meeting, the Company filed the December 27 8-K.

28. On January 31, 2023, the Transaction closed and—in reliance on the effectiveness of the stockholder vote approving the Charter Amendment—the Company filed the Charter with the Delaware Secretary of State and changed its name to Nuburu, Inc.

29. Consistent with the amendments effected through the Charter, all shares of Class B common stock, along with the rights of the holder of Class B common stock, were eliminated as of the Charter’s filing on January 31, 2023.

30. Also on January 31, 2023, in connection with the consummation of the Transaction and based on stockholder approval of the Charter, the Company filed a certificate of designation (the “Certificate of Designation”) authorizing the issuance of a new series of preferred stock designated as “Series A Preferred Stock,” consisting of 25,000,000 authorized shares.

31. Also on January 31, 2023—contemporaneously with the closing of the Transaction, and as required by the terms of the Lincoln Park Purchase Agreement— the Company issued 200,000 shares of common stock to Lincoln Park as consideration for Lincoln Park entering the Lincoln Park Purchase Agreement. In addition, the Lincoln Park Purchase Agreement obligates the Company to issue to Lincoln Park, no later than March 2, 2023, a number of shares equal to $2,000,000 divided by the lesser of (x) $10.00 per share or (y) the average closing price of the Company common stock for the 10 consecutive business days prior to the date that is 30 days after the closing of the Transaction, provided that if such average closing price is below $5.00 per share, then the average closing price shall be deemed to be $5.00 per share. Pursuant to the Registration Rights Agreement, the Company also is required to file with the SEC no later than March 2, 2023 a registration statement covering common stock issuable to Lincoln Park under the Lincoln Park Purchase Agreement.

32. Also on January 31, 2023—contemporaneously with the closing of the Transaction—the Company issued 2,843,453 shares of preferred stock to certain holders of record of common stock as of the close of business on such date.

33. The Company’s shares began trading on the NYSE American on February 1, 2023. According to Yahoo! Finance, more than 2.9 million shares were traded between February 1 and February 27, 2023. As of February 27, 2023, the Company had 32,990,092 shares of common stock outstanding.

ALL SECTION 205 FACTORS FAVOR VALIDATION

34. The uncertainty concerning the validity of the Charter and the Company’s capital structure resulting from the Boxed decision risks causing the Company and its stockholders harm, and no doubt will continue to do so.

35. In evaluating a petition under Section 205, the Court may consider: (1) whether the defective corporate act was originally approved or effectuated with the belief that the approval or effectuation was in compliance with the provisions of the DGCL, the charter or the bylaws of the company; (2) whether the corporation and its board of directors treated the defective corporate act as a valid act and whether any person acted in reliance on the public record that the defective corporate act was valid; (3) whether anyone was or will be harmed by the validation of the defective corporate act, excluding any harm that would have resulted if the defective act had been valid when approved or effectuated; (4) whether anyone will be harmed by the failure to validate the defective corporate act; and (5) other factors or considerations the Court deems just and equitable. 8 Del. C. § 205(d). Here, all of the factors enumerated in Section 205(d) are met.

36. The vote at the Special Meeting approving the Charter was taken with the belief—on the part of the Company, its board of directors, and its stockholders— that it was valid. The belief of the Company and its board of directors prior to and at the time of the issuance of the Proxy, and at the time of the Special Meeting, was that the Charter Amendment could be effectuated pursuant to the Voting Standard. See Proxy at xxi-xxii; Old Charter § 4.3(a)(iii) (“holders of the Class A Common Stock and holders of the Class B Common Stock, voting together as a single class....”).

37. Similarly, the Company and Lincoln Park entered the Lincoln Park Purchase Agreement with the belief that the Company would have the ability to issue valid shares of common stock to Lincoln Park contemporaneously with and after the closing of the Transaction. The common stock issuances for which the Lincoln Park Purchase Agreement provides are contingent on the closing of the Transaction, among other things. When entering the Lincoln Park Purchase Agreement, the parties thus contemplated that approval of the Charter Amendment by the Company’s stockholders would occur in compliance with the Old Charter and Delaware law. The parties did not contemplate that the validity of the Charter Amendment—and thus the validity of the common stock the Company is contractually obligated to issue to Lincoln Park and is contractually entitled to direct Lincoln Park to purchase—would be called into question by a decision of this Court.

38. Pursuant to the Lincoln Park Purchase Agreement, the Company has already issued 200,000 shares of common stock to Lincoln Park and is obligated to issue additional shares of common stock to Lincoln Park no later than March 2, 2023. The common stock already issued to Lincoln Park was issued under the belief that it was valid. Without certainty that the Company’s past and future common stock issuances to Lincoln Park are valid, the Company faces the risk of disruption of its contractual relationship with Lincoln Park and the loss of the benefits of the bargain it struck in the Lincoln Park Purchase Agreement, including the right to direct Lincoln Park to purchase additional shares of common stock.

39. Similarly, the preferred stock issued to certain stockholders was issued under the belief that it was valid. Without certainty that the Company’s past preferred stock issuances are valid, the Company faces the risk of complaints from the holders of the shares of preferred stock.

40. Furthermore, the Company must file its Annual Report on Form 10-K by March 31, 2023 or, at the very latest, April 17, 2023 if the Company obtains an extension. The uncertainty regarding the validity of the Company’s capital structure poses risks and places the Company in a predicament with respect to the representations it needs to make in its Form 10-K, which in turn could influence the willingness of the Company’s auditors to provide consent for the filing of the Form 10-K. An inability to file the Form 10-K by the deadline could adversely affect the Company’s ability to obtain financing and issue equity.

41. The harm to the Company, while not unique, is also notable because of the recency of the Transaction and the authorization of the Charter. Indeed, the Company is just emerging from the de-SPAC process and is at a relatively delicate stage. Continuing uncertainty over the validity of its capital structure leaves the Company uniquely vulnerable in comparison to other corporations that are seeking validation of potentially defective acts years after they were initially taken, in which case those corporations have had significant time to continue to strengthen their businesses, financial positions and investor loyalty.

42. The Charter was approved with the genuine belief that it was being enacted in accordance with Delaware law and the Old Charter. Upon learning of the spate of Section 205 petitions being filed in this Court following issuance of the Boxed decision,3 the Company acted quickly and diligently to seek advice of counsel and pursue the Section 205 validation sought in this petition. In that way, the Company is positioned similarly to the dozens of other companies that have filed Section 205 petitions to date.

43. The Company is unable to ratify the Charter (including the Charter Amendment) and related issuances of shares of common stock to Lincoln Park in a timely manner pursuant to Section 204 of the DGCL because any such ratification would require a vote of the holders of the Company’s valid stock under Section 204(c) and (d), and it is unclear which stockholders would be able to vote on such a ratification. It has been 62 days since the vote on the Charter Amendment, and the Company’s Class A common stock has been actively traded on the NYSE American since that date. During that time, the Company’s shares have traded at an average

[3]

The Boxed decision was issued just over seven hours after the Special Meeting commenced. Compare Proxy at 1 (9:00 a.m. E.T. start), with Garfield v. Boxed, Inc., C.A. No. 2022-0132-MTZ, Trans. ID 68743044 (reflecting decision was issued at 4:30 p.m. E.T.).

daily rate of approximately 97,977 shares. Thus, the Company has no way to efficiently or effectively trace the shares that were issued prior to the Charter Amendment. Moreover, given the Company’s other dealings contemporaneous with and subsequent to the Special Meeting, a failure to validate the approval of the Charter could have severe negative financial implications for the Company. In particular, validation of the Charter and the stock issued to Lincoln Park will ensure that the Company is able to (a) meet its contractual obligation to issue valid shares of common stock Lincoln Park and to enjoy the benefits of the bargain the Company struck in the Lincoln Park Purchase Agreement and (b) meet its obligations with respect to the holders of its shares of preferred stock.

44. The Company does not believe any parties would be harmed by validation, and has received no information to the contrary. To the contrary, granting this petition would do nothing more than place the Company, its investors, and third parties in the position they have all believed themselves to be in since the stockholder votes at the Special Meeting. For this same reason, equity squarely supports the relief sought in this petition.

CAUSE OF ACTION

Validation of Corporate Acts Under 8 Del. C. § 205

45. The Company repeats and reiterates the allegations above as if fully set forth herein.

46. The Company is authorized to bring this petition under 8 Del. C. § 205(a).

47. Pursuant to 8 Del. C. § 205(a), this Court has authority to determine the validity of any defective corporate act and putative stock. Defective corporate acts can include acts purportedly taken by the corporation that are within the power of a corporation but are void or voidable due to a failure of authorization. A failure of authorization includes, among other things, failure to authorize or effect an act or transaction in compliance with “(A) the provisions of [the DGCL], [or] (B) the certificate of incorporation or bylaws of the corporation ... if and to the extent such failure would render such act or transaction void or voidable.” 8 Del. C. § 204(h)(2).

48. The Company filed and effectuated the Charter implementing the Charter Amendment with the good faith belief that the amendment was adopted in compliance with Delaware law and the Old Charter.

49. The Company has treated the Charter Amendment as valid, has taken acts in reliance on the amendment, and has treated as valid those acts taken in reliance on the Charter Amendment.

50. The Company issued shares of common stock to Lincoln Park in reliance on the effectiveness of the Charter Amendment and has reflected those shares as issued and outstanding in its SEC filings and financial statements.

51. Lincoln Park has relied upon the validity of the Charter Amendment and treated all acts in reliance on the amendment as valid.

52. On information and belief, no one would be harmed by the validation of the Charter and the issuance of common stock to Lincoln Park. The results of the Special Meeting and the filing of the Charter Amendment thereafter were all disclosed publicly, and actions have been taken in good faith reliance thereon.

53. The Company issued shares of preferred stock in reliance on the effectiveness of the Charter Amendment and has reflected those shares as issued and outstanding in its SEC filings and financial statements.

54. As discussed above, the Company and its stockholders may be significantly, imminently, and irreparably harmed absent the relief requested.

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PRAYER FOR RELIEF

WHEREFORE, the Company respectfully requests that this Court enter judgment as follows:

A. Validating and declaring effective the Charter implementing the Charter Amendment, including the filing and effectiveness thereof;

B. Validating and declaring effective all shares of common stock and any other securities issued in reliance on the effectiveness of the Charter; and

C. Granting such other and further relief as this Court deems proper.

ASHBY & GEDDES, P.A.

/s/ F. Troupe Mickler IV
F. Troupe Mickler IV (#5361)
Marie M. Degnan (#5602) 500 Delaware Avenue, 8th Floor
P.O. Box 1150
Wilmington, Delaware 19801
(302) 654-1888

Counsel for Petitioner Nuburu, Inc.

Dated: February 27, 2023

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